Exhibit 10.1

Execution Version

FIRST AMENDED AND RESTATED MANAGEMENT AGREEMENT

This First Amended and Restated Management Agreement (this “Agreement”) is entered into as of July 28, 2008 by and among CC Media Holdings, Inc., a Delaware corporation (“New Holdco”), BT Triple Crown Merger Co., Inc., a Delaware corporation (“Triple Crown”), B Triple Crown Finco, LLC, a Delaware limited liability company (“B Finco”), T Triple Crown Finco, LLC, a Delaware limited liability company (“T Finco” and together with B Finco, the “Fincos”), THL Managers VI, LLC, a Delaware limited liability company (“THL”), and Bain Capital Partners, LLC, a Delaware limited liability company (“Bain” and together with THL, the “Managers”; provided that after the Closing (as hereinafter defined) a Manager shall continue to be a “Manager” for all purposes hereunder only for the period when such Manager’s Affiliated Funds own, directly or indirectly, equity interests in New Holdco or its successor(s) in an amount sufficient to entitle that Manager or those funds (whether by ownership of Shares, contract or otherwise) to nominate, appoint or elect at least one director of New Holdco or its successor(s), or of a Holding Company, as hereinafter defined, that in turn controls New Holdco or its successor(s)). Certain capitalized terms used herein are specifically defined in Section 6.

RECITALS

WHEREAS, each of B Finco, T Finco and Triple Crown, has been formed for the purpose of engaging in a transaction in which Triple Crown will be merged with and into Clear Channel Communications, Inc., a Texas corporation (the “Company”), with the Company surviving (the “Merger”) pursuant to an Agreement and Plan of Merger among the Fincos, Triple Crown and the Company dated as of November 16, 2006 (as amended from time to time, the “Merger Agreement”);

WHEREAS, on March 1, 2007, Triple Crown, the Fincos and the Managers entered into a Management Agreement (the “Original Management Agreement”) pursuant to which the Managers agreed, among other things, to provide certain services to Triple Crown and the Fincos in connection with the Merger Agreement (as then in effect);

WHEREAS, the Merger Agreement was amended on April 18, 2007, and again on May 17, 2007 to, among other things, add New Holdco as a party to the Merger Agreement to provide shareholders of the Company an opportunity to elect (on the terms and subject to the conditions of the Merger Agreement) to receive shares of New Holdco as part of the merger consideration in the Merger;

WHEREAS, to enable New Holdco, Triple Crown and the Fincos to engage in the Merger and related transactions, the Managers provided financial and structural advice and analysis as well as assistance with due diligence investigations and negotiations (the “Financial Advisory Services”);

WHEREAS, New Holdco, Triple Crown and the Fincos want to retain the Managers to provide certain management, consulting and advisory services to the Clear Channel Corporations, and the Managers are willing to provide such services on the terms set forth below; and

WHEREAS, in connection with the May 17, 2007 amendment to the Merger Agreement, the Managers have agreed to restrict the amount of certain fees payable to them or their affiliates as and to the extent set forth in the Side Letter and the parties hereto therefore wish to amend and restate the Original Management Agreement by entering into this Agreement (which amends, restates and supersedes the Original Management Agreement).

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. Each of the Managers hereby agrees that, during the term of this Agreement specified in Section 3 hereof (the “Term”), it will provide the following types of management, consulting and advisory services to the Clear Channel Corporations as requested from time to time by the Boards of Directors or Managers, as applicable, of the Clear Channel Corporations and agreed by the Managers:

(a) advice in connection with the negotiation of agreements, contracts, documents and instruments relating to the Clear Channel Corporations’ financing;

(b) financial, managerial and operational advice in connection with the Clear Channel Corporations’ business, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Clear Channel Corporations; and

(c) such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as such Manager and the Clear Channel Corporations may from time to time agree in writing.

Each Manager shall devote such time and efforts to the performance of services contemplated hereby as are reasonably necessary or appropriate; provided, however, that no minimum number of hours is or will be required to be devoted by Bain or THL on a weekly, monthly, annual or other basis. The Clear Channel Corporations acknowledge that each of the Managers’ services are not exclusive to any of the Clear Channel Corporations and that each Manager will render similar services to other persons and entities. The Managers and the Clear Channel Corporations understand that the Clear Channel Corporations may, at times, engage one or more investment bankers or financial advisers to provide services in addition to services provided by the Managers under this Agreement. In providing services to the Clear Channel Corporations, each Manager will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2. Payment of Fees.

(a) In consideration of the Managers providing the Financial Advisory Services, the Clear Channel Corporations will, jointly and severally, pay or cause to be paid to the Managers (or such affiliates of the Managers as they may respectively designate), a fee in the amount of $87.5 million payable either (i) if the Closing occurs under the Merger Agreement, promptly upon Closing or (ii) in the event the Merger Agreement is terminated prior to the Closing, as promptly as practicable following such termination. Any fee payable under this Section 2(a) shall be equally divided between the two Managers (that is, $43.75 million to or at the direction of each Manager).

(b) From and after the Closing until the termination of this Agreement (as provided in Section 3 below), but subject to Section 2(c), the Clear Channel Corporations, jointly and severally, will pay to the Managers (or such affiliates as they may respectively designate) a non-refundable periodic retainer fee (the “Periodic Retainer Fee”) at a rate not greater than $15.0 million per year (the amount of the Periodic Retainer Fee to be determined by the Managers and the Clear Channel Corporations and approved by the board of directors of New Holdco, and, to the extent required by the Side Letter, also approved by the independent directors) as follows: the Company will pay one-half of the Periodic Retainer Fee in advance on the first business day of each March and September commencing on September 1, 2008; provided, however, that the Clear Channel Corporations will pay the first such semi-annual installment (subject to pro-ration as provided below, to correspond to the period from the Closing Date through September 1, 2008) upon the later of the Closing under the Merger Agreement and the receipt of any independent board approvals required by the Side Letter. The Periodic Retainer Fee shall be pro-rated for any partial year after the Closing during which this Agreement is in effect based on the number of days in such year in during which this Agreement is in effect. Periodic Retainer Fees shall not be refundable in whole or in part. At such times as there continue to be two Managers, the Periodic Retainer Fee shall be divided between the two Managers equally, one-half to each Manager, unless at any time after the Closing a Manager or such Manager’s Affiliated Funds are entitled (whether by ownership of Shares, contract or otherwise) to nominate, appoint or elect a different number of directors of New Holdco or its successor (or of any Holding Company that in turn controls New Holdco or its successor) than the number of such directors that the other Manager and its Affiliated Funds are so entitled to nominate, appoint or elect, in which case the Periodic Retainer Fee shall be divided between the Managers in the same proportion as the relative numbers of directors of New Holdco or its successor (or of any Holding Company that in turn controls New Holdco or its successor) that they and their Affiliated Funds are so entitled to nominate, appoint or elect; and at such times (if any) as there is only one Manager, the Periodic Retainer Fee will be payable in full to that remaining Manager.

(c) Notwithstanding the foregoing provisions of subsection (b):

(i) no fees shall be paid pursuant to Section 2(b) if payment of such fees would violate the terms of the Side Letter; and

(ii) if the payment of any fee required by subsections (b) above or Section 3 below would become due at a time when the Clear Channel Companies (or any of them) are in default in any material respect under the terms of the Principal Clear Channel Credit Facility, or if the payment of any such fee would violate or cause a default under the Principal Clear Channel Credit Facility, then payment of such amount will be delayed (with interest on such delayed payment to accrue at a rate of eight percent (8%) per annum) until such time as it can be paid without such default, whereupon it will be paid together with such interest.

3. Term. This Agreement shall continue in full force and effect until December 31, 2018; provided that on the first business day of October 2018 (and on the first business day of each October thereafter until this Agreement is terminated as provided herein) the term of this Agreement shall be automatically extended for an additional one year unless New Holdco or the Unanimous Managers provide to the other parties hereto written notice of non-renewal prior to such first business day in October. Notwithstanding the foregoing, the Unanimous Managers may elect to terminate this Agreement at any time. Upon any termination of the Agreement, the Company will (subject to Section 2(c)) pay any and all accrued and unpaid fees then owing under this Agreement as promptly as practicable. Sections 4 through 14 of this Agreement shall survive any termination of this Agreement with respect to matters occurring before, on or after the date of such termination.

4. Expenses; Indemnification.

(a) Expenses. The Clear Channel Corporations, jointly and severally, will pay on demand all Reimbursable Expenses. As used herein, “Reimbursable Expenses” means (i) all expenses incurred or accrued prior to the date on which the transactions contemplated by the Merger Agreement are consummated (the “Closing Date”) by any of the Managers or their affiliates in connection with this Agreement, the Merger or any related transactions, consisting of their respective out-of-pocket expenses for travel and other incidentals in connection with such transactions (including, without limitation, all air travel (by first class on a commercial airline or by charter or at charter equivalent rates in case of private aircraft, as determined by the party seeking reimbursement) and other travel related expenses) and the out-of-pocket expenses and the fees and charges of (A) Ropes & Gray LLP, (B) Weil, Gotshal & Manges, LLP, (C) Dow Lohnes PLLC, (D) Leventhal Senter & Lerman PLLC, (E) any foreign counsel retained by the Managers in connection with the transaction, (F) PriceWaterhouseCoopers, (G) Bain & Company, (H) Marsh McClennan, insurance specialists, (I) LEK Consulting, (J) Georgeson Inc., (K) Leo J. Shapiro & Associates and (L) any other consultants or advisors retained by the Managers in connection with such transactions, (ii) reasonable out-of-pocket expenses incurred from and after the Closing Date relating to their affiliated funds’ investment in, the operations of, or the services provided by the Managers or former Managers to, the Clear Channel

Corporations or any of their affiliates from time to time (including, without limitation, all air travel (by first class on a commercial airline or by charter, as determined by the appropriate Manager or former Manager) and other travel related expenses), (iii) reasonable out-of-pocket legal expenses incurred by any Manager or former Manager or their affiliates in connection with the enforcement of rights or taking of actions under this Agreement, under the Clear Channel Corporations’ certificates of incorporation and bylaws, or under any subscription agreements, stockholders agreements, registration rights agreements, voting agreements or similar agreements entered into with a Clear Channel Corporation in connection with investments in the Company and/or its subsidiaries (subject to any applicable limitations on expense reimbursement rights expressly set forth in such agreements) and (iv) expenses incurred by the Managers or former Managers, and their affiliates, which the Unanimous Managers agree are properly allocable to the Clear Channel Corporations under this Agreement.

(b) Indemnity and Liability. The Clear Channel Corporations, jointly and severally, will indemnify, exonerate and hold each of the Managers and former Managers, and each of their respective partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), as a result of, arising out of, or in any way relating to (i) this Agreement, the Merger, any transaction to which a Clear Channel Corporation is a party or any other circumstances with respect to a Clear Channel Corporation or (ii) operations of, or services provided by any of the Managers or former Managers to the Clear Channel Corporations, or any of their affiliates from time to time, whether pursuant to this Agreement or otherwise (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of any Clear Channel Corporation or any of their accountants or other representatives, agents or affiliates); provided that the foregoing indemnification rights shall not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct, and further provided that, if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Clear Channel Corporations hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 4(b), none of the circumstances described in the limitations contained in the first proviso in the immediately preceding sentence (i.e., an Indemnitee’s gross negligence or willful misconduct) shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Clear Channel Corporations, then such payments shall be promptly repaid by such Indemnitee to the Clear Channel Corporations. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. None of the Indemnitees shall in any event be liable to the Clear Channel Corporations or any of their affiliates for any act or omission suffered or taken by such Indemnitee in connection with, relating to or arising out of this Agreement, including without limitation the services provided by such Indemnitee to any of the Clear Channel Corporations or any of their affiliates (a) that does not constitute gross negligence or willful misconduct or (b) in excess of the fees received by the applicable Manager hereunder. If the Indemnitees related to more than one Manager or former Manager are similarly situated with respect to their interests in connection with a matter that may be an Indemnified Liability and such Indemnified Liability is not based on a Third-Party Claim, the Indemnitees may enforce their rights pursuant to this Section 4(b) with respect to such matter only with the consent of at least a majority of the Managers or former Managers whose Indemnitees are so involved. In the event that any party that was previously a Manager hereunder ceases to be a Manager in accordance with the definition thereof, the provisions hereof for the benefit of Indemnitees of such party shall inure to such Indemnitees and their successors and assigns.

5. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. None of the Managers or former Managers makes any representations or warranties, express or implied, in respect of the services to be provided by any Manager or former Manager hereunder. In no event shall any of the Managers or former Manager be liable to the Clear Channel Corporations or any of their affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of such Manager or former Manager as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition that each Manager or former Manager and their respective Indemnitees currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which each Manager or former Manager or their respective Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that each Manager or former Manager and their respective Indemnitees have myriad duties to various investors and partners, and in anticipation that the Clear Channel Corporations, on the one hand and each of the Managers or former Managers (or one or more affiliates, associated investment funds or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Clear Channel Corporations hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 5(b) are set forth to regulate, define and guide the conduct of certain affairs of the Clear Channel Corporations as they may involve such Manager. Except as a Manager or former Manager may otherwise agree in writing after the date hereof:

(i) Such Manager or former Manager and its respective Indemnitees shall have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, any of the Clear Channel Corporations), (B) to directly or indirectly do business with any client or customer of any of the Clear Channel Corporations, (C) to take any other action that such Manager or former Manager believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 5(b), and (D) not to present potential transactions, matters or business opportunities to the Clear Channel Corporations or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.

(ii) Such Manager or former Manager and their respective Indemnitees shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Clear Channel Corporations or any of their affiliates or to refrain from any actions specified in Section 5(b)(i), and the Clear Channel Corporations, on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require such Manager or former Manager or any of their Indemnitees to act in a manner inconsistent with the provisions of this Section 5(b).

(iii) None of such Manager or former Manager, nor any of its Indemnitees shall be liable to the Clear Channel Corporations or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 5(b) or of any such person’s participation therein.

(c) Limitation of Liability. In no event will any of the Managers or former Managers or any of their Indemnitees be liable to the Clear Channel Corporations or any of their affiliates or either of the other Managers or former Managers or their Indemnitees for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to, in connection with or arising out of this Agreement, including without limitation the services to be provided by the Managers or former Managers hereunder, or for any act or omission that does not constitute gross negligence or willful misconduct or in excess of the fees received by the applicable Manager hereunder.

6. Definitions. For purposes of this agreement, the following terms shall have the following meanings:

“Affiliated Funds” shall mean, (i) with respect to any specified investment fund, any other investment fund that directly or indirectly controls, is controlled by or is under common control with such specified fund or that has the same general partner or primary investment advisor as such specified fund (or a general partner or primary investment advisor that controls, is controlled by or is under common control with the general partner or primary investment advisor of such specified fund) or (ii) with respect to any Manager, any investment fund for which that Manager or any of its affiliates is the primary investment advisor or that directly or indirectly controls, is controlled by or is under common control with such Manager, or that is an Affiliated Fund (under clause (i) above) of any such investment fund.

“Closing” shall have the meaning as defined in the Merger Agreement.

“Clear Channel Corporation” shall initially mean New Holdco and Triple Crown and shall also include any and all successors and direct or indirect wholly-owned subsidiaries of New Holdco or Triple Crown or their successors (including, after the Closing, the Company and its wholly-owned subsidiaries) and all Holding Companies.

“Common Stock” shall mean the common stock of New Holdco.

“Holding Company” shall mean, as of any date, a corporation or limited liability company whose primary assets (other than cash and cash equivalents) are (i) the common stock of New Holdco held directly by such Person and/or (ii) the equity securities of a corporation or limited liability company or other Persons the primary assets of which (other than cash and cash equivalents) are direct or indirect interests through one or more Persons in the Company.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, or other entity of any kind.

“Principal Clear Channel Credit Facility” means, from time to time after the Closing, the Credit Agreement to be entered into at or about the time of Closing among certain of the Clear Channel Companies and their affiliates, Citibank, N.A., Deutsche Bank Trust Company Americas and certain of their affiliates and other lender parties (or, in the event of any substitution or replacement of such facility, whether due to refinancing or otherwise, any replacement or substitute senior credit facility that serves as the principal credit facility for the Company).

“Shares” shall mean at any time all shares of capital stock of New Holdco (and any successor or survivor to New Holdco) or of any Holding Company that in turn controls New Holdco (or any successor or survivor to New Holdco) held directly or indirectly by a Manager or its Affiliated Funds.

“Side Letter” shall mean that certain letter agreement with respect to restrictions on transactions between New Holdco and certain affiliates contemplated by the Voting Agreement dated a as of May 26, 2007 among Triple Crown, B Finco, T Finco, New Holdco, Highfields Capital I LP, a Delaware limited partnership, Highfields Capital II LP, a Delaware limited partnership, Highfields Capital III LP, an exempted limited partnership organized under the laws of the Cayman Islands, B.W.I., and Highfields Capital Management LP, a Delaware limited partnership.

“Third-Party Claim” shall mean any (i) claim brought by a Person other than a Clear Channel Corporation, a Manager or any indemnified Person related to a Manager and (ii) any derivative claim brought in the name of a Clear Channel Corporation that is initiated by a Person other than a Manager or any indemnified Person related to a Manager.

“Unanimous Managers” shall mean, as of any applicable time, (i) if THL and Bain is each a Manager, both THL and Bain, (ii) if THL is the only Manager, THL and (iii) if Bain is the only Manager, Bain.

7. Assignment, etc. Except as provided below, none of the parties hereto shall have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) any Manager may assign all or part of its rights and delegate its obligations hereunder to any of its respective affiliates which provides services similar to those called for by this Agreement, in which event such Manager shall be released of its rights to receive further fees under Section 2 and further reimbursement of expenses under Section 4(a) and all of its obligations hereunder and such designated affiliate shall succeed to such rights and obligations, (b) a successor by merger to New Holdco or Triple Crown (including, upon the Closing, the Company as successor to Triple Crown) shall succeed to rights and obligations of New Holdco and/or Triple Crown, as applicable, hereunder and (c) the provisions hereof for the benefit of Indemnitees of the Managers shall inure to the benefit of such Indemnitees and their successors and assigns.

8. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by the Unanimous Managers and the Clear Channel Corporations; provided, that any Manager may waive any portion of any fee to which it is entitled pursuant to this Agreement, and, unless otherwise directed by such Manager, such waived portion shall revert to the Clear Channel Corporations. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9. Governing Law; Jurisdiction.

(a) Choice of Law. This Agreement and all matters arising under or related to this Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(b) Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11 hereof is reasonably calculated to give actual notice.

(c) WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER

HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 9(c) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9(c) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

11. Notice. Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by facsimile or e-mail (if provided and the recipient acknowledges receipt thereof by reply e-mail or otherwise), or (c) sent by overnight courier, in each case, addressed as follows:

If to a Clear Channel Corporation, (x) if prior to the Closing Date, to it c/o Bain and THL at the addresses for them listed below and (y) if on or after the Closing Date to it at the corporate headquarters of the Company to the attention of its President; and, in either such case, with copies to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02210

Facsimile: (617) 951-7050

Attention: David C. Chapin, Esq.

E-mail: david.chapin@ropesgray.com

If to Bain, to it:

Bain Capital Partners, LLC

111 Huntington Avenue

Boston, Massachusetts 02199

Facsimile: (617) 516-2010

Attention: John Connaughton & Ian Loring

E-mail: jconnaughton@baincapital.com and iloring@baincapital.com with copies to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Facsimile: (617) 951-7050

Attention: Alfred O. Rose, Esq.

E-mail: alfred.rose@ropesgray.com

If to THL, to it:

c/o Thomas H. Lee Partners

100 Federal Street

Boston, Massachusetts 02110

Facsimile: (617) 227-3514

Attention: Scott Sperling and Kent Weldon

E-mail: ssperling@thlee.com and kweldon@thlee.com

with copies to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Facsimile: (617) 951-7050

Attention: David C. Chapin, Esq.

E-mail: david.chapin@ropesgray.com

Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date received, if personally delivered, (b) on the date received if delivered by facsimile or e-mail (subject to the recipient confirming receipt thereof in the case of e-mail) on a business day, or if not delivered on a business day, on the first business day thereafter and (c) two business days after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

12. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. A facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

14. Payments. Each payment made pursuant to Section 2 or 3 shall be paid by wire transfer of immediately available federal funds to the accounts specified on Schedule 1 hereto, or to such other account(s) as the applicable Manager may specify to the Company in writing prior to such payment.

15. Clear Channel and Holding Companies’ Joinders. The parties hereto agree that from and after the date hereof, they shall cause each Holding Company (whether now or hereafter existing) and will cause the Company (at the Closing) to execute a joinder to become a party to this Agreement and agree to be bound by all of the provisions of this Agreement, including those that are applicable to such Holding Company as a “Clear Channel Corporation”.

16. This Agreement expressly supersedes and replaces the Original Management Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages follow]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

THE INITIAL CLEAR CHANNEL COMPANIES:	CC MEDIA HOLDINGS, NC.

	By:	/s/ Scott M. Sperling
Name: Scott M. Sperling Title: President

BT TRIPLE CROWN MERGER CO., INC.

By:	/s/ Scott M. Sperling
Name: Scott M. Sperling Title: President

B TRIPLE CROWN FINCO, LLC

By:	/s/ John P. Connaughton
Name: John P. Connaughton Title: President

T TRIPLE CROWN FINCO, LLC

By:	/s/ Scott M. Sperling
Name: Scott M. Sperling Title: Co-President

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

BAIN:	BAIN CAPITAL PARTNERS, LLC By: Bain Capital LLC, its sole member

	By:	/s/ John P. Connaughton
Name: John P. Connaughton Title: Authorized Person

THL:	THL MANAGERS VI, LLC By: Thomas H. Lee Partners, L.P., its managing member By: Thomas H. Lee Advisors, LLC, its general partner

	By:	/s/ Scott M. Sperling
Name: Scott M. Sperling Title: Authorized Person